EXHIBIT 16.1
March 8, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Emcore Corporation's Form 8-K dated March 4, 2010, and have the following comments:

1.           We agree with the statements made in the first sentence of the first paragraph and in the second, third and fourth paragraphs of Item 4.a.

2.           We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph or any of the statements in Item 4.b.

Yours truly,

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Dallas, Texas